EXHIBIT 4.5

DESCRIPTION OF CAPITAL STOCK
The following summary of the terms of the capital stock of DHI Group, Inc. (the “Company”) is not meant to be complete and is qualified by reference to the Company’s Amended and Restated Certificate of Incorporation and Second Amended and Restated By-laws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein.
Capital Stock
The Company’s authorized capital stock consists of 240,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Holders of the common stock do not have any preemptive rights or cumulative voting rights, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all directors then being elected. The holders of common stock are entitled to receive dividends when, as, and if declared by the board of directors out of legally available funds. Upon the Company’s liquidation or dissolution, the holders of common stock will be entitled to share ratably in those Company assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that may be issued in the future.
Preferred Stock
The Company’s board of directors is authorized, subject to limitations prescribed by Delaware law and the certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. The board of directors is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of the common stock, which could have an adverse impact on the market price of the common stock. The Company has no current plan to issue any shares of preferred stock.
Directors’ Liability; Indemnification of Directors and Officers
The certificate of incorporation provides that a director will not be personally liable to the Company or the stockholders for monetary damages for breach of fiduciary duty as a director, except:
•for any breach of the duty of loyalty;
•for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law;
•for liability under Section 174 of the Delaware General Corporation Law (relating to unlawful dividends, stock repurchases or stock redemptions); or
•for any transaction from which the director derived any improper personal benefit.
This provision does not limit or eliminate the Company’s rights or those of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under federal securities laws. In addition, the certificate of incorporation and by-laws provide that the Company indemnify each director and the officers, employees, and agents determined by the board of directors to the fullest extent provided by the laws of the State of Delaware.
Certain Certificate of Incorporation, By-Law and Statutory Provisions
The provisions of the certificate of incorporation and by-laws and of the Delaware General Corporation Law summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares.

Special Meetings of Stockholders
The certificate of incorporation provides that special meetings of stockholders may be called only by the chairman or by a majority of the members of the board of directors. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call such a special meeting, or to require that the board of directors request the calling of a special meeting of stockholders.
Stockholder Action; Advance Notice Requirements for Stockholder Proposals and Director Nominations
The certificate of incorporation provides that stockholders may not take action by written consent, but may only take action at duly called annual or special meetings, unless the action to be effected by written consent and the taking of such action by written consent have expressly been approved in advance by the board of directors. In addition, the by-laws will establish advance notice procedures for:
•stockholders to nominate candidates for election as a director; and
•stockholders to propose topics for consideration at stockholders’ meetings.
Stockholders must notify the corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in the by-laws. To be timely, the notice must be received at the Company’s corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year or for the first annual meeting following this offering, notice by the stockholder, to be timely, must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which the Company notifies stockholders of the date of the annual meeting, either by mail or other public disclosure. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than 120 days prior to the special meeting and not later than the later of the 90th day prior to the special meeting or 10th day following the day on which the Company notifies stockholders of the date of the special meeting, either by mail or other public disclosure. Notwithstanding the above, in the event that the number of directors to be elected to the board of directors at an annual meeting is increased and the Company does not make any public announcement naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year’s annual meeting, a stockholder notice of nomination shall also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered not later than the close of business on the 10th day following the day on which such public announcement is first made. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.
Election and Removal of Directors
The Company’s board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by the stockholders. The stockholders may only remove directors for cause and with the vote of at least 66-2/3% of the total voting power of the issued and outstanding capital stock entitled to vote in the election of directors. The board of directors may elect a director to fill a vacancy, including vacancies created by the expansion of the board of directors. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, because it generally makes it more difficult for stockholders to replace a majority of the Company’s directors.
The certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors.
Amendment of the Certificate of Incorporation and By-Laws
The certificate of incorporation provides that the affirmative vote of the holders of at least 66-2/3% of the voting power of the issued and outstanding capital stock entitled to vote in the election of directors is required to amend the following provisions of the certificate of incorporation:
•the provisions relating to the classified board of directors;
•the provisions relating to the number and election of directors, the appointment of directors upon an increase in the number of directors or vacancy, and the provisions relating to the removal of directors;
•the provisions requiring a 66-2/3% stockholder vote for the amendment of certain provisions of the certificate of incorporation and for the adoption, amendment or repeal of the by-laws; and
•the provisions relating to the restrictions on stockholder actions by written consent.

In addition, the board of directors is permitted to alter the by-laws without obtaining stockholder approval.

Anti-Takeover Provisions of Delaware Law
The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) of a Delaware corporation from engaging in a business combination (as defined) for three years following the date that person became an interested stockholder unless various conditions are satisfied.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.
New York Stock Exchange Listing
The common stock is listed on the NYSE under the symbol “DHX.”